Equitable OptimizerSM

Summary Prospectus for New Investors

May 1, 2021

This summary prospectus summarizes key features of the policy. Before you invest, you should also review the prospectus for the policy, which contains more information about the policy’s features, benefits, and risks. You can find this document and other information about the policy online at https://equitable.com/products/life-insurance/variable-universal-life-insurance. You can also obtain this information at no cost by calling 1-800-777-6510 (for U.S. residents) or 1-704-341-7000 (outside of the U.S.) or by sending an email request to life-service@equitable.com.

You may cancel your policy within 10 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total contract value. You should review the prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.

Additional general information about certain investment products, including variable life insurance contracts, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

Electronic delivery of shareholder reports (pursuant to Rule 30e-3). Beginning on January 1, 2021, as permitted by regulations adopted by the Securities and Exchange Commission, paper copies of the shareholder reports for portfolio companies available under your contract will no longer be sent by mail, unless you specifically request paper copies of the reports from the Company or from your financial intermediary. Instead, the reports will be made available on a website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.

If you already elected to receive shareholder reports electronically, you will not be affected by this change and you need not take any action. You may elect to receive shareholder reports and other communications electronically from the Company by calling 1-800-777-6510 or by calling your financial intermediary.

You may elect to receive all future reports in paper free of charge. You can inform the Company that you wish to continue receiving paper copies of your shareholder reports by calling 1-877-522-5035, by sending an email request to EquitableFunds@dfinsolutions.com, or by calling your financial intermediary. Your election to receive reports in paper will apply to all portfolio companies available under your contract.

Table of Contents

Important Information You Should Consider About the Policy

FEES AND EXPENSES
Charges for Early Withdrawals

We will not deduct a charge for making a partial withdrawal from your policy, although such withdrawal may trigger other tax consequences.

For more information on the impacts of withdrawals, please refer to “Making withdrawals from your policy” in the policy prospectus.

Transaction Charges

In addition to certain surrender charges, you may be subject to other transaction charges, including charges on each premium paid under the policy, charges in connection with requests to decrease your policy’s face amount, transfer fees, and other special service charges (e.g., wire transfer charges, express mail charges, policy illustration charges, duplicate policy charges, policy history charges, and charges for returned payments).

For more information on transaction charges, please refer to the “Fee Table” in this summary prospectus.

Ongoing Fees and Expenses (annual charges)

In addition to surrender charges and transaction charges, an investment in the policy is subject to certain ongoing fees and expenses, including fees and expenses covering the cost of insurance under the policy, administration and risks, and the cost of optional benefits available under the policy. Such fees and expenses may be based on characteristics of the insured (e.g., age, sex, and particular health, occupational or vocational risks). You should view the information pages of your policy for rates applicable to your policy.

You will also bear expenses associated with the variable investment options (the “Portfolios”) under the policy, as shown in the following table:

	Annual Fee	Minimum	Maximum
	Portfolios	[ ]	[ ]

For more information on ongoing fees and expenses, please refer to the “Fee Table” in this summary prospectus and Appendix “Investment options available under the policy” which is part of this summary prospectus.

Investment Expense Reduction	The Investment Expense Reduction is described in further detail in “Risk/benefit summary: Charges and expenses you will pay” later in this prospectus.

If the Net Total Annual Portfolio Operating Expenses (before the Investment Expense Reduction) are:	Then the annual Investment Expense Reduction(**) for that Variable Investment Option will be:
Less than 0.80%	The amount equal to the greater of 0.15% and any excess of the Net Total Annual Portfolio Operating Expense over 0.40%. However, in no event will the annual Investment Expense Reduction exceed the Net Total Annual Portfolio Operating Expenses.
0.80% through 1.15%	The amount equal to the greater of 0.15% and any excess of the Net Total Annual Portfolio Operating Expense over 0.80%. However, in no event will the annual Investment Expense Reduction exceed the Net Total Annual Portfolio Operating Expenses.
Greater than 1.15%	0.15%
** Because the expenses contained in the Trust prospectus for each Portfolio reflect annual expenses, the actual expenses incurred may be higher or lower on any given day.

Important Information You Should Consider About the Policy

RISKS
Risk of Loss	You may lose money by investing in the policy.
Not a Short-Term Investment

The policy is not a short-term investment and is not appropriate for an investor who needs ready access to cash. The policy is designed to provide benefits on a long-term basis. Consequently, you should not use the policy as a short-term investment or savings vehicle. Because of the long-term nature of the policy, you should consider whether purchasing the policy is consistent with the purpose for which it is being considered.

Risks Associated with Investment Options

An investment in the policy is subject to the risk of poor investment performance and can vary depending on the performance of the Portfolios available under the policy, each of which has its own unique risks. You should review the Portfolios’ prospectuses before making an investment decision. Portfolio prospectuses are available at http://equitable-funds.com/SelectFunds.aspx.

For more information on the Portfolios, please refer to “About the Portfolios of the Trusts” in the policy prospectus.

Insurance Company Risks

An investment in the policy is subject to the risks related to the Company. Any policy obligations (including under the fixed rate option), guarantees, or benefits are subject to the claims-paying ability of the Company. More information about the Company, including its financial strength ratings, is available at https://equitable.com/selling-life-insurance/financial-strength-ratings.

Policy Lapse

Death benefits will not be paid if the policy has lapsed. Your policy may lapse if the Portfolios you choose under the policy do not make enough money to cover policy charges. If your policy provides for a no-lapse guarantee or policy continuation feature, you may have to pay more premiums to keep your policy from terminating. If your policy lapses, you will be notified in writing and given an opportunity to make additional payments to keep your policy in force.

For more information on how to prevent your policy from lapsing, please refer to “The minimum amount of premiums you must pay” and “You can guarantee that your policy will not terminate before a certain date” in the policy prospectus.

RESTRICTIONS
Investments

You may allocate your premiums to any of the Portfolios set forth in Appendix “Investment options available under the policy” of this summary prospectus. We reserve the right to remove or substitute Portfolios as investment options under the policy.

Once your premiums are allocated to the Portfolio(s) you selected under the policy, you may transfer amounts from one Portfolio to another, subject to certain restrictions. Currently, the total of all transfers you make on the same day must be at least $500; except that you may transfer your entire balance in a single Portfolio, even if it is less than $500.

After the first two policy years, and if the insured is under the age of 65, we may limit transfers you can make into the unloaned guaranteed interest option (“GIO”), if the current (non-guaranteed) interest crediting rate on the unloaned GIO is equal to the guaranteed minimum interest crediting rate of 1.0% (annual rate). In such instances, the maximum amount that may be transferred from the Portfolio(s) to the unloaned GIO in a policy year is the greater of: (a) $500 and (b) 25% of the total amount in the Portfolios at the beginning of the policy year. If this amount is exceeded in any policy year during which the transfer limit becomes effective, additional transfers into the unloaned GIO will not be permitted during that policy year while the limit remains in effect.

We allow only one request for transfers each day (although that request can cover multiple transfers). Transfer requests may generally be submitted online, telephonically, or via mail or fax. Only written transfer requests submitted to our Administrative Office may be processed for policies that are jointly owned or assigned. We reserve the right to limit policy transfers if we determine that you are engaged in a disruptive transfer activity, such as “market timing.”

For more information on investments and transfer restrictions under the policy, please refer to “Variable investment options” and “Transfers you can make” in the policy prospectus.

Important Information You Should Consider About the Policy

Optional Benefits

As a policy owner, you may be able to obtain extra benefits, which may require additional charges. These optional benefits are described in what is known as a “rider” to the policy.

Among the riders available with the policy are the: (i) Cash Value Plus Rider, which will terminate on the earliest of the end of the eighth policy year or the date the policy ends without value at the end of post-lapse grace period or otherwise terminates; (ii) Disability Deduction Waiver Rider; (iii) Disability Waiver of Premium or Monthly Deductions Rider; and (iv) Long-Term Care ServicesSM Rider. If you elected the Long-Term Care ServicesSM Rider and selected death benefit Option A, a partial withdrawal will reduce the current long-term care specified amount under the rider.

The Long-Term Care ServicesSM Rider will terminate, and no further benefits will be payable (except, where applicable, as may be provided under the “Extension of Benefits” and the “Nonforfeiture Benefit” provisions of this rider), on the earliest of the following: (i) at any time after the first policy year, on the next monthly anniversary on or following the date we receive your written request to terminate this rider; (ii) upon termination or surrender of the policy; (iii) the date of the insured’s death; (iv) the date when the accumulated benefit lien amount equals the maximum total benefit amount; (v) the date you request payment under a living benefits rider due to terminal illness of the insured (whether or not monthly benefit payments are being made as of such date) if it occurs before coverage is continued as a Nonforfeiture Benefit; (vi) the date the policy goes on policy continuation if it occurs before coverage is continued as a Nonforfeiture Benefit; or (vii) on the date that a new insured person is substituted for the original insured person under the terms of any substitution of insured rider if it occurs before coverage is continued as a Nonforfeiture Benefit.

Some riders may depend on the performance of the Portfolio(s) to which you have instructed your premiums be allocated. Some riders may be selected only at the time your policy is issued. Some benefits are not available in combination with others or may not be available in your state. Please refer to Appendix “State policy availability and/or variations of certain features and benefits” in the policy prospectus for state availability and a description of all material variations to riders and features that differ from the description contained in the prospectus. Rider benefits will no longer be available if the policy lapses.

If the insured commits suicide, our liability under this policy will be limited.

For more information on optional benefits and other limitations under the policy, please refer to “Other benefits you can add by rider,” “Nonforfeiture Benefit” and “Suicide and certain misstatements” in the policy prospectus.

TAXES
Tax Implications

You should consult with a tax professional to determine the tax implications of an investment in and payments received under the policy. There is no additional tax benefit to the investor if the policy is purchased through a tax-qualified plan or individual retirement account (IRA). Withdrawals will be subject to ordinary income tax, and may be subject to tax penalties.

For more information on tax implications relating to policy investments, please refer to “Tax information” in the policy prospectus.

Important Information You Should Consider About the Policy

CONFLICTS OF INTEREST
Investment Professional Compensation

Investment professionals receive compensation for selling the policy to investors and may have a financial incentive to offer or recommend the policy over another investment.

The Company pays compensation to Equitable Advisors, LLC (“Equitable Advisors”) and Equitable Distributors, LLC (“Equitable Distributors,” and together with Equitable Advisors, the “Distributors”) to distribute the policy. The Company pays compensation to the Distributors based on premium payments made on the policies sold through the Distributors (“premium-based compensation”), in combination with ongoing annual compensation based on a percentage of the unloaned account value of the policy sold (“asset-based compensation”). The Company may also make additional payments to Equitable Distributors, and Equitable Distributors may, in turn, make additional payments to certain intermediaries and financial professionals of unaffiliated broker-dealers that have entered into selling agreements with Equitable Distributors (“Selling broker-dealers”) relating to the policy.

For more information on investment professional compensation, please refer to “Distribution of the policies” in the policy prospectus.

Exchanges

Some investment professionals may have a financial incentive to offer you a new policy in place of the one you already own. You should only exchange your policy if you determine, after comparing the features, fees, and risks of both policies, that it is preferable to purchase the new policy, rather than continue to own your current policy.

For more information on exchanges, please refer to the paragraph titled “Section 1035 exchanges of policies with outstanding loans” under “How you can pay for and contribute to your policy” in the policy prospectus, as well as the section titled “Future policy changes” in the policy prospectus.

Important Information You Should Consider About the Policy

Overview of the Policy

The following summaries provide a brief overview of the more significant aspects of the policy. We provide more complete and detailed information in the subsequent sections of this summary prospectus, the policy’s prospectus and statement of additional information, and the policy contract.

Brief Description of the Policy

The policy is a form of variable life insurance. A death benefit is paid upon the death of the insured person. The policy provides life insurance coverage, plus the opportunity for you to earn a return in (i) our guaranteed interest option, (ii) an investment option we refer to as the Market Stabilizer Option® (“MSO”), if available, which is described in a separate prospectus and/or (iii) one or more of the Portfolios, which are listed in Appendix “Investment options available under the policy” to this summary prospectus. You have considerable flexibility to tailor the policy to meet your needs.

Some policy forms, features and/or riders described in this summary prospectus may be subject to state variations or may not be available in all states. See Appendix “State policy availability and/or variations of certain features and benefits” in the policy prospectus for state availability and a description of all material variations to features and riders that differ from the description contained in the policy prospectus. Some policy forms, features, and/or Portfolios described in this summary prospectus may not be available through all brokers. The form number for this policy is ICC20-20-100. A state and/or other code may follow the form number. Your policy’s form number is located in the lower left hand corner of the first page of your policy.

Premiums

The policy offers flexibility in paying premiums. With certain exceptions, you choose the timing and the amount of premium payments. Payment of insufficient premiums may result in a lapse of the policy.

A policy must satisfy either of two testing methods to qualify as a life insurance contract for tax purposes under the Internal Revenue Code (the “Code”). In your application, you may choose either the guideline premium/cash value corridor test (“guideline premium test”) or the cash value accumulation test. If you do not choose a life insurance qualification test, your policy will be issued using the guideline premium test. Once your policy is issued, the qualification method cannot be changed.

The qualification method you choose will depend upon your objective in purchasing the policy. Generally, under the cash value accumulation test, you have the flexibility to pay more premiums in the earlier years than under the guideline premium test for the same face amount and still qualify as life insurance for federal income tax purposes. Under the guideline premium test, the federal tax law definition of “life insurance” limits your ability to pay certain high levels of premiums (relative to your policy’s insurance coverage), but increases those limits over time. We will return any premium payments that exceed these limits.

You should note, however, that the alternative death benefit under the cash value accumulation test may be higher in earlier policy years than under the guideline premium test, which will result in higher charges. Under either test, if at any time your policy account value is high enough that the alternative higher death benefit would apply, we reserve the right to limit the amount of any premiums that you pay, unless the insured person provides us with evidence of insurability satisfactory to us.

You can allocate your policy’s value to the Portfolios, to the guaranteed interest option or to the MSO, if available. The available Portfolios are listed in Appendix “Investment options available under the policy” to this summary prospectus. The guaranteed interest option pays a fixed rate of interest that we declare periodically with a 1.0% minimum. The MSO rider, if available under your policy, provides you with the opportunity to earn interest that we will credit based in part on the performance of the S&P 500 Price Return Index.

Contract Features

Types of Death Benefit — If the insured dies, we pay a life insurance benefit to the “beneficiary” you have named. You may choose from two types of death benefit options. You may change from one death benefit type to another, subject to limitations, and charges may apply. The amount we pay depends on whether you have chosen death benefit Option A or death benefit Option B:

•	Option A: The policy’s face amount on the date of the insured’s death. The amount of this death benefit doesn’t change over time, unless you take any action that changes the policy’s face amount.

•

Option B: The face amount plus the policy’s “account value” on the date of the insured’s death. Under this option, the amount of death benefit generally changes from day to day, because many factors (including Portfolio investment performance, charges and expenses, premium payments and withdrawals) affect your policy’s account value.

Overview of the Policy

There is also an alternative higher death benefit paid in certain circumstances. For additional detail regarding the calculation and payment of death benefits, refer to “Death benefits and accessing your money” in the policy prospectus.

Loans — You may borrow money from your policy, subject to certain limitations. Interest charges will apply.

Withdrawals — Subject to certain conditions, you may withdraw a part of your policy’s cash surrender value without surrendering the policy.

Surrendering the Policy — A policy may be surrendered for its net cash surrender value while the insured is living. Surrender charges and/or tax penalties may apply.

Riders — You may be able to obtain extra fixed benefits under the policy, which may require additional charges. These optional insurance benefits are referenced herein as “riders” to the policy. You may be eligible for the following riders that we charge for:

•

Cash Value Plus Rider: This rider may reduce or waive the surrender charge if the policy is surrendered for its net cash surrender value in the first eight policy years and allow for a refund of a portion of the premium charge upon surrender within the first three policy years.

•

Disability Deduction Waiver Rider: This rider waives the monthly charges from the policy account value if the insured is totally disabled, as defined in the rider, for at least six consecutive months and the disability began prior to the policy anniversary nearest the insured’s 60th birthday.

•

Disability Waiver of Premium or Monthly Deductions Rider: This rider pays the specified premium or waives the monthly charges from the policy account value, if that amount is greater, if the insured is totally disabled, as defined in the rider, for at least six consecutive months and the disability began prior to the policy anniversary nearest the insured’s 60th birthday.

•

Long-Term Care ServicesSM Rider: This rider provides for the acceleration of all or part of the policy death benefit as a payment each month as a result of the insured being a chronically ill individual who is receiving qualified long-term care services in accordance with a plan of care.

•	Policy Continuation Rider: Your policy offers an additional feature against policy termination due to an outstanding loan, called “policy continuation.”

In addition, the following benefits may be added at no charge:

•

Charitable Legacy Rider: An optional rider may be elected at issue that provides an additional death benefit of 1% of the base policy face amount to the qualified charitable organization(s) chosen by the policy owner at no additional cost.

These riders are automatically added at no charge to eligible policies:

•

Living Benefits Rider: This feature enables you to receive a portion (generally the lesser of 75% or $500,000) of the policy’s death benefit (excluding death benefits payable under certain other policy riders), if the insured person has a terminal illness (as defined in the rider).

•

Substitution of Insured Person Rider: Your policy has the Substitution of Insured Person Rider. After the policy’s second year, we will permit you to request that a new insured person replace the existing one subject to our rules then in effect.

Depending on when your policy was purchased, certain variations may apply which differ from the information contained in this section. In addition, depending on where your policy was issued, certain features or benefits may not be available or vary from the policy’s features and benefits described in this summary prospectus. Please see Appendix “State policy availability and/or variations of certain features and benefits” in the policy prospectus for more information.

Overview of the Policy

Standard Death Benefits Under the Policy

Your policy’s face amount. In your application to buy a policy, you tell us how much insurance coverage you want on the life of the insured person. We call this the “face amount” of the base policy. Generally, $100,000 is the minimum amount of coverage you can request. If you have elected the Charitable Legacy Rider, the minimum face amount is $1 million. If you have elected the Cash Value Plus Rider, the minimum face amount is $250,000 per life when one or two policies are purchased on the lives of members of an insured group and $50,000 per life when policies are purchased on the lives of three or more members. If you are exercising a conversion from certain term life policies or term riders, the minimum face amount is $25,000. For: 1) policies that exceed our Disability Deduction Waiver or Disability Waiver of Premium or Monthly Deductions maximum coverage limit or 2) policy owners of certain discontinued Company variable life products where a requested increase in coverage involves the issuance of an additional variable life policy, the minimum face amount is $10,000.

If the insured person dies, we pay a life insurance benefit to the “beneficiary” you have named. The amount we pay depends on whether you have chosen death benefit Option A or death benefit Option B. (Refer to “Your options for receiving policy proceeds” under “More information about policy features and benefits” in the policy prospectus.)

Your policy’s “death benefit” options. In your policy application, you also choose whether the basic amount (or “benefit”) we will pay if the insured person dies is:

•

Option A — The policy’s face amount on the date of the insured person’s death. The amount of this death benefit doesn’t change over time, unless you take any action that changes the policy face amount;

-or-

•

Option B — The face amount plus the “policy account value” on the date of death. Under this option, the amount of the death benefit generally changes from day to day, because many factors (including investment performance, charges, premium payments and withdrawals) affect your policy account value.

Your “policy account value” is the total amount that at any time is earning interest for you or being credited with investment gains and losses under your policy. (Policy account value is discussed in more detail under “Payment of premiums and determining your policy’s value” in the policy prospectus.)

Under Option B, your policy’s death benefit will tend to be higher than under Option A, assuming the same policy face amount and policy account value. As a result, the monthly insurance charge we deduct will also be higher to compensate us for our additional risk. If your policy has been placed on policy continuation, the death benefit option will be Option A and must remain Option A thereafter.

Alternative higher death benefit in certain cases. Your policy is designed to always provide a minimum level of insurance protection relative to your policy account value, in part to meet the Code’s definition of “life insurance.”

We will automatically pay an alternative death benefit if it is higher than the basic Option A or Option B death benefit you have selected. The alternate higher death benefit is based upon the life insurance qualification test that you choose.

For the guideline premium test, this alternative death benefit is computed by multiplying your policy account value on the insured person’s date of death by a percentage specified in your policy. For the cash value accumulation test, the alternate death benefit is the greater of the minimum death benefit as determined under the Code under this test or 101% of the policy account value. Refer to your policy prospectus for additional information on how alternative death benefits are calculated.

Each policy owner receives an annual statement showing various policy values. The annual statement shows the death benefit amount as of the policy anniversary, and that amount would reflect the alternative higher death benefit amount, if applicable at that time. This annual statement also reflects the monthly cost of insurance charge for the policy year, reflecting a higher net amount at risk in those months when the higher alternative death benefit is in effect.

Other adjustments to death benefit. We will increase the death benefit proceeds by the amount of any other benefits we owe upon the insured person’s death under any optional riders which are in effect.

Standard Death Benefits Under the Policy

We will reduce the death benefit proceeds by the amount of any outstanding policy loan and unpaid loan interest, as well as any amount of monthly charges under the policy that remain unpaid because the insured person died during a grace period. We also reduce the death benefit if we have already paid part of it under a Living Benefits Rider. We reduce it by the amount of the living benefits payment plus interest. Refer to “Your option to receive a terminal illness living benefit under the Living Benefits Rider” in the policy prospectus. Under the Long-Term Care ServicesSM Rider, any monthly benefit payments will be treated as a lien against the death benefit and reduce your death benefit, unless benefits are being paid under the optional Nonforfeiture Benefit. Please refer to “Long-Term Care ServicesSM Rider” in the policy prospectus.

Death benefit if your policy is on policy continuation. Your policy offers an additional feature against policy termination due to an outstanding loan, called “policy continuation.” Availability of this feature is subject to certain terms and conditions, including that you must have elected the guideline premium test and have had your policy in force for at least 15 years. If your policy is on policy continuation, the death benefit payable under the policy will be determined differently. For more information on policy continuation, see “Policy Continuation Rider” under “More information about policy features and benefits” in the policy prospectus.

You can request a change in your death benefit option from Option B any time after the fifth year of the policy or from Option A any time after the second year of the policy and before the policy anniversary nearest to the insured’s 121st birthday.

Standard Death Benefits Under the Policy

Other Benefits Available Under the Policy

In addition to the standard death benefit(s) associated with your policy, other standard and/or optional benefits may also be available to you. The following table summarizes information about those benefits. Information about the fees associated with each benefit included in the table may be found in the “Fee Table” later in this summary prospectus.

Name of Benefit	Purpose	Is Benefit Standard or Optional	Brief Description of Restrictions/Limitation
Charitable Legacy Rider	Provides an additional death benefit of 1% of the base policy face amount to the qualified charitable organization(s) chosen by the policy owner.	Optional

•  Only available at issue, and an accredited charitable beneficiary must be named at that time.

•  Available for base policy face amounts of $1 million and above, where the minimum benefit would be $10,000 and the maximum benefit would be $100,000 (i.e., for face amounts of $10 million and above).

•  If the base policy face amount is reduced after issue for any reason, the benefit will be payable on the face amount at the time of the insured’s death, provided the face amount is at least $1 million.

•  If the base policy face amount has been decreased below $1 million at the time of death, then no benefit is payable.

Living Benefits Rider	Enables you to receive a portion of the policy’s death benefit (with certain exclusions), if the insured person has a terminal illness.	Standard

•  May be elected either at policy issue or after policy issue. If elected after issue, we will deduct $100 from your policy account value at the time of the transaction.

•  Subject to underwriting guidelines and state availability, your policy will automatically include this rider if you apply for a face amount of at least $50,000, unless it is issued as a result of a conversion from a term life policy or term rider.

•  The maximum aggregate amount of payments that will be paid under this rider for all policies issued by the Company or an affiliate company on the life of the same insured person is $500,000.

Policy Continuation Rider	Protects against the lapse of your policy in certain circumstances.	Standard

•  Your policy will automatically be placed on “policy continuation,” if at the beginning of any policy month on or following the policy anniversary nearest the insured person’s 75th birthday, but not earlier than the 15th policy anniversary, all of the following conditions apply:

•   The net policy account value is not sufficient to cover the monthly deductions then due;

•   The amount of any outstanding policy loan and accrued loan interest equals or exceed the policy account value multiplied by the Policy Continuation Trigger Percentage as provided in your policy;

•   There must be sufficient net policy account value to cover the Policy Continuation Charge;

•   The policy must not be a Modified Endowment Contract as defined in section 7702A of the Internal Revenue Code of 1986 and exercising the rider must not cause the policy to become a Modified Endowment Contract.

Other Benefits Available Under the Policy

Name of Benefit	Purpose	Is Benefit Standard or Optional	Brief Description of Restrictions/Limitation

•   The amount of any outstanding policy loan and accrued loan interest is greater than the current base policy face amount;

•   You have selected death benefit Option A;

•   The policy is not in a grace period; and

•   No current or future distributions will be required to be paid from the policy to maintain its qualification as “life insurance” under the Internal Revenue Code.

No-Lapse Guarantee Rider	Generally guarantees that your policy will not terminate for a number of years.	Standard

•  Subject to the payment of certain specified amounts of premiums.

•  Rider will not prevent the policy from entering a grace period if the amount of your outstanding policy loans and accrued loan interest is greater than your policy account value.

•  Subject to certain conditions, provides a guarantee against policy lapse for 15 years for issue ages 0-70, and 5 years for issue ages 80 and over.

Substitution of Insured Person Rider	Permits you to request after the policy’s second year that a new insured person replace the existing one.	Standard

•   Available for policies with a minimum face amount of $50,000, unless it is issued as a conversion from a term life policy.

•   Upon making this change, any no-lapse guarantee and the Long-Term Care ServicesSM Rider will terminate.

Cash Value Plus Rider	Allows for a reduction or waiver of the surrender charge if the policy is surrendered for its net cash surrender value, subject to certain conditions.	Optional

•   In order to elect this rider, the policy must have a minimum face amount of $250,000 per life when one or two policies are purchased on the lives of members of an insured group, and $100,000 per life when policies are purchased on the lives of three or more members.

•   The waiver of surrender charges does not apply if the policy is being exchanged or replaced during the first eight policy years with another life insurance policy or annuity contract on the insured person, including (but not limited to) a 1035 exchange, nor does it apply to a proportionate surrender charge resulting from a face amount decrease.

•   There is no refund of the premium charge if during the first three policy years the policy terminates after a grace period, is being exchanged or replaced with another life insurance policy or annuity contract on the insured person, including (but not limited to) a 1035 exchange, nor does it apply to a face amount decrease.

Disability Deduction Waiver Rider	Waives the monthly charges from the policy account value if the insured is totally disabled for at least six consecutive months, subject to certain conditions.	Optional

•  Issue ages are 0-59. However, coverage is not provided until the insured’s fifth birthday.

•   The maximum amount of coverage is $3,000,000 for the Company and affiliates’ policies in force and applied for.

•   Insured must be disabled for at least six consecutive months, and the disability must have begun prior to the policy anniversary nearest the insured’s 60th birthday. If total disability begins on or after this date, the monthly charges are waived to the earlier of the policy anniversary nearest the insured’s age 65 or termination of disability.

Other Benefits Available Under the Policy

Name of Benefit	Purpose	Is Benefit Standard or Optional	Brief Description of Restrictions/Limitation
Disability Waiver of Premium or Monthly Deductions Rider	Pays the specified premium or waives the monthly charges from the policy account value, subject to certain conditions.	Optional

•   Issue ages are 0-59. However, coverage is not provided until the insured’s fifth birthday.

•   The insured must be totally disabled for at least six consecutive months, and the disability must have begun prior to the policy anniversary nearest the insured’s 60th birthday. If total disability begins on or after this date, the specified premium is paid (or the monthly charges, if greater, are waived) to the earlier of the policy anniversary nearest the insured’s age 65 or termination of disability.

Long-Term Care ServicesSM Rider	Provides for the acceleration of all or part of the policy death benefit as a payment each month as a result of the insured person being a chronically ill individual who is receiving qualified long-term care services in accordance with a plan of care.	Optional

•   Benefits are payable once we receive:

•    A written certification from a U.S. licensed health care practitioner that the insured person is a chronically ill individual and is receiving qualified long-term care services in accordance with a plan of care;

•   Proof that the “elimination period,” as discussed below, has been satisfied; and

•   Written notice of claim and proof of loss in a form satisfactory to us.

•   This rider has an elimination period that is the required period of time while the rider is in force that must elapse before any benefit is available to the insured person under this rider. The elimination period is 90 days, beginning on the first day of any qualified long-term care services that are provided to the insured person.

•   The monthly rate charged for this rider varies based on the insured person’s sex, issue age, class of risk and tobacco user status, as well as the benefit percentage selected and whether you selected the rider with or without the optional Nonforfeiture Benefit.

•   Maximum total benefit under the policy depends on which death benefit option you pick, and when the policy was issued.

•   While this rider is in force and before any continuation of coverage under the optional Nonforfeiture Benefit, if elected, death benefit option changes are not permitted.

Nonforfeiture Benefit	Allows for the continuation of Long-Term Care ServicesSM Rider coverage in a reduced benefit amount in certain situations.	Optional

•   Applicable in situations where:

•   The Long-Term Care ServicesSM Rider would otherwise terminate;

•   You have not already received benefits (including any loan repayments) that equal or exceed the total charges deducted for the rider; and

•   Your policy and Long-Term Care ServicesSM Rider were in force for at least three policy years.

•   Once in effect, this benefit will continue long-term care coverage under a paid-up status until the earliest of:

•   The death of the insured; and

•   The date the maximum total Nonforfeiture Benefit has been paid out and reduced to zero during a period of coverage.

Other Benefits Available Under the Policy

Buying the Policy

How You Can Pay For and Contribute to Your Policy

Premium payments. We call the amounts you contribute to your policy “premiums” or “premium payments.” The amount we require as your first premium varies depending on the specifics of your policy and the insured person. Each subsequent premium payment must be at least $50, although we can increase this minimum if we give you advance notice. Otherwise, with a few exceptions mentioned below, you can make premium payments at any time and in any amount.

Section 1035 exchanges of policies with outstanding loans. If we approve, you may purchase a policy through an assignment and exchange of another life insurance policy with a cash surrender value pursuant to a valid exchange under Section 1035 of the Internal Revenue Code (the “Code”). If such other policy is subject to a policy loan, we may permit you to carry over all or a portion of such loan to the policy, subject to our administrative rules then in effect. In this case, we will treat any cash paid, plus any loaned amount carried over to the policy, as premium received in consideration of our issuing the policy. If we allow you to carry over all or a portion of any such outstanding loan, then we will hold amounts securing such loan in the same manner as the collateral for any other policy loan, and your policy also will be subject to all our other rules regarding loans (refer to “Borrowing from your policy” in the policy prospectus).

You can generally pay premiums at such times and in such amounts as you like before the policy anniversary nearest to the insured’s 121st birthday, so long as you don’t exceed certain limits determined by the federal income tax laws applicable to life insurance.

Your choice of a life insurance qualification test and limits on premium payments. A policy must satisfy either of two testing methods to qualify as a life insurance contract for tax purposes under Section 7702 of the Code. In your application, you may choose either the guideline premium/cash value corridor test (“guideline premium test”) or the cash value accumulation test. If you do not choose a life insurance qualification test, your policy will be issued using the guideline premium test. Once your policy is issued, the qualification method cannot be changed.

The qualification method you choose will depend upon your objective in purchasing the policy. Generally, under the cash value accumulation test, you have the flexibility to pay more premiums in the earlier years than under the guideline premium test for the same face amount and still qualify as life insurance for federal income tax purposes. Under the guideline premium test, the federal tax law definition of “life insurance” limits your ability to pay certain high levels of premiums (relative to your policy’s insurance coverage) but increases those limits over time. We will return any premium payments that exceed these limits.

You should note, however, that the alternative death benefit under the cash value accumulation test may be higher in earlier policy years than under the guideline premium test, which will result in higher charges. Under either test, if at any time your policy account value is high enough that the alternative higher death benefit would apply, we reserve the right to limit the amount of any premiums that you pay, unless the insured person provides us with evidence of insurability satisfactory to us.

Regardless of which life insurance qualification test you choose, if your premium payments exceed certain other amounts specified under the Code, your policy will become a “modified endowment contract,” which may subject you to additional taxes and penalties on any distributions from your policy. See “Tax information” in the policy prospectus. We may return any premium payments that would cause your policy to become a modified endowment contract if we have not received a satisfactory modified endowment contract acknowledgment from you.

You can ask your financial professional to provide you with an illustration of Policy Benefits that shows you the amount of premiums you can pay, based on various assumptions, without exceeding applicable tax law limits. The tax law limits can change as a result of certain changes you make to your policy. For example, a reduction in the face amount of your policy may reduce the amount of premiums that you can pay and may impact whether your policy is a modified endowment contract.

You should discuss your choice of life insurance qualification test and possible limitations on policy premiums with your financial professional and tax advisor before purchasing the policy.

Planned periodic premiums. Page 3 of your policy will specify a “planned periodic premium.” This is the amount that you request us to bill you. However, payment of these or any other specific amounts of premiums is not mandatory. You need to pay only the amount of premiums (if any) necessary to keep your policy from lapsing and terminating as discussed below.

Buying the Policy

The Minimum Amount of Premiums You Must Pay

Policy “lapse” and termination. Your policy will lapse (also referred to in your policy as “default”) if your “net policy account value” is not enough to pay your policy’s monthly charges when due unless:

•

you have paid sufficient premiums to keep the no-lapse guarantee in effect, the no-lapse guarantee is still in effect and any outstanding loan and accrued loan interest does not exceed the policy account value (refer to “You can guarantee that your policy will not terminate before a certain date” in the policy prospectus);

•

you are receiving monthly benefit payments under the Long-Term Care ServicesSM Rider (refer to “Other benefits you can add by rider” under “More information about policy features and benefits” in the policy prospectus); or

•	your policy has an outstanding loan that would qualify for “policy continuation.”

(“Policy account value” and “net policy account value” are explained under “Determining your policy’s value” in the policy prospectus.)

We will mail a notice to you at your last known address if your policy lapses. You will have a 61-day grace period to pay at least an amount prescribed in your policy which would be enough to keep your policy in force for approximately three months (without regard to investment performance). You may not make any transfers or request any other policy changes during a grace period. If we receive the requested amount before the end of the grace period, it will be treated as a loan repayment to the extent it is less than or equal to any outstanding policy loan and accrued loan interest. The remainder of the payment, if any, will be treated as a premium payment. If your policy account value is still insufficient to cover total monthly deductions, we will send a written notice that a new 61-day grace period has begun and request an additional payment. If we do not receive your payment by the end of the grace period, your policy (and all riders to the policy) will terminate without value and all coverage under your policy will cease. We will mail an additional notice to you if your policy terminates.

If the insured person dies during a grace period, we will pay the death benefit, less any overdue charges (but not more than the guarantee premium amount required to keep the no-lapse guarantee in effect), policy loans or liens and accrued loan or lien interest, to the beneficiary you have named.

Your policy will terminate if you don’t pay enough premiums (i) to pay the charges we deduct, or (ii) to maintain the no-lapse guarantee that can keep your policy from terminating. However, we will first send you a notice and give you the opportunity to pay any shortfall.

You may owe taxes if your policy terminates while you have a loan outstanding, even though you receive no additional money from your policy at that time. Refer to “Tax information” in the policy prospectus.

Restoring a terminated policy. To have your policy “restored” (put back in force), you must apply within three years after the date of termination. You must also (i) present evidence of insurability satisfactory to us and (ii) pay at least the amount of premium that we require. The amount of payment will not be more than an amount sufficient to cover total monthly deductions for 3 months, calculated from the effective date of restoration, and the premium charge. We will determine the amount of this required payment as if no interest or investment performance were credited to or charged against your policy account. Your policy contains additional information about the minimum amount of this premium and about the values and terms of the policy after it is restored and the effective date of such restoration. You may only restore your policy if it has terminated without value. You may not restore a policy that was given up for its net cash surrender value. Any no-lapse guarantee also terminates and cannot be restored after the policy terminates.

Buying the Policy

Making Withdrawals: Accessing the Money in Your Policy

Making Withdrawals From Your Policy

You may make a partial withdrawal of your net cash surrender value at any time after the first year of your policy and before the policy anniversary nearest to the insured’s attained age 121, provided the policy is not on policy continuation and you are not receiving monthly benefit payments under the Long-Term Care ServicesSM Rider. The request must be for at least $500, however, and we have discretion to decline any request. If you do not tell us from which investment options you wish us to take the withdrawal, we will use the same allocation that then applies for the monthly deductions we make for charges; and, if that is not possible, we will take the withdrawal from all of your investment options in proportion to your value in each. If you elected the Long-Term Care ServicesSM Rider and selected death benefit Option A, a partial withdrawal will reduce the current long-term care specified amount (refer to “More information about policy features and benefits: Other benefits you can add by rider: Long-Term Care ServicesSM Rider” in the policy prospectus). We will not deduct a charge for making a partial withdrawal.

You can withdraw all or part of your policy’s net cash surrender value, although you may incur tax consequences by doing so.

Effect of partial withdrawals on insurance coverage. A partial withdrawal will result in a reduction in the cash surrender value and in your policy account value equal to the amount withdrawn as well as a reduction in your death benefit.

The death benefit after the withdrawal will be determined as described in earlier in this summary prospectus, based on the policy account value and the base policy face amount after the withdrawal.

A partial withdrawal reduces the amount of your premium payments that counts toward maintaining the no-lapse guarantee. A partial withdrawal may increase the chance that your policy could lapse because of insufficient value to pay policy charges as they fall due or failure to pass the guarantee premium test for the no-lapse guarantee. There will be no proportionate surrender charge due to a decrease in base policy face amount resulting from a partial withdrawal.

We will not permit a partial withdrawal that would reduce the face amount below the minimum stated in your policy, or that would cause the policy to no longer be treated as life insurance for federal income tax purposes.

Refer to “Tax information” in the policy prospectus for information about possible tax consequences of partial withdrawals and any associated reduction in policy benefits.

Surrendering Your Policy for its Net Cash Surrender Value

Upon written request satisfactory to us, you can surrender (give us back) your policy for its “net cash surrender value” at any time. The net cash surrender value equals your policy account value, minus any outstanding loan and unpaid loan interest, minus any amount of your policy account value that is “restricted” as a result of previously distributed terminal illness living benefits, and further reduced for any monthly benefit payments under the Long-Term Care ServicesSM Rider, and minus any surrender charge that then remains applicable. The surrender charge is described in “Charges and expenses you will pay” in the policy prospectus.

Refer to “Tax information” in the policy prospectus for the possible tax consequences of surrendering your policy.

Making Withdrawals: Accessing the Money in Your Policy

Information About Fees

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from the policy. Please refer to your policy’s information pages for information about the specific fees you will pay each year based on the options you have elected.

The first table describes the fees and expenses that you will pay at the time that you buy the policy, surrender or make withdrawals from the policy, or transfer cash value between Portfolios.

Transaction Fees
Charge	When Charge is Deducted	Amount Deducted
Maximum Sales Charge Imposed on Premiums (Load)	Upon each premium payment	6% of each premium(1)
Surrender (turning in) of your policy during its first 10 years(2)	Upon surrender	Initial surrender charge per $1,000 of initial base policy face amount:(3) Highest: $46.17 Lowest: $9.13 Representative: $17.00(4)
Request a decrease in your policy’s face amount during its first 10 years(2)	Effective date of the decrease	A pro rata portion of the charge that would apply to a full surrender at the time of the decrease.
Transfer Fees	Upon transfer	$25 per transfer(5)
Special Services Charges • Wire Transfer Charge(6) • Express Mail Charge(6) • Policy Illustration Charge(7) • Duplicate Policy Charge(7) • Policy History Charge(7)(8) • Charge for Returned Payments(7)	At the time of the transaction At the time of the transaction At the time of the transaction At the time of the transaction At the time of the transaction At the time of the transaction	Maximum Charge: $90 Maximum Charge: $35 Maximum Charge: $25 Maximum Charge: $35 Maximum Charge: $50 Maximum Charge: $25
(1)

Currently, we reduce this charge to 4% after an amount equal to two sales load “target premiums” has been paid. The “target premium” is actuarially determined for each policy, based on that policy’s specific characteristics, and death benefit option, as well as the policy’s face amount, among other factors. If your policy includes the Cash Value Plus Rider, a portion of the premium charge may be refunded upon surrender within the first three policy years (see “Cash Value Plus Rider” in “More information about policy features and benefits” in the policy prospectus).

(2)

This charge varies based on individual characteristics of the insured, and for the Long-Term Care ServicesSM Rider on the benefit percentage you choose, and may not be representative of the charge that you will pay. In particular, the initial amount of the surrender charge depends on each insured’s specific characteristics. Your financial professional can provide you with more information about these charges as they relate to the insured’s particular characteristics. See “Deducting policy charges” under “More information about certain policy charges” in the policy prospectus.

(3)

If your policy includes the Cash Value Plus Rider, the surrender charges may be waived or reduced for a full surrender (see “Cash Value Plus Rider” in “More information about policy features and benefits” in the policy prospectus).

(4)	This representative amount is the rate we guarantee for a representative insured male age 35 at issue in the preferred elite non-tobacco user risk class.
(5)

No charge, however, will ever apply to a transfer of all of your variable investment option amounts to our guaranteed interest option, or to any transfer pursuant to our automatic transfer service or asset rebalancing service as discussed in the policy prospectus.

(6)	Unless you specify otherwise, this charge will be deducted from the amount you request.
(7)

The charge for this service must be paid using funds outside of your policy. Please see “Deducting policy charges” under “More Information about certain policy charges” in the policy prospectus for more information.

(8)

The charge for this service may be less depending on the policy history you request. Please see “Deducting policy charges” under “More Information about certain policy charges” in the policy prospectus for more information.

Information About Fees

The next table describes the fees and expenses that you will pay periodically during the time that you own the policy, not including Portfolio fees and expenses.

Periodic Charges Other Than Annual Portfolio Company Expenses
Charge	When Charge is Deducted	Amount Deducted
Base Contract Charge:
Cost of Insurance(1)(2)(3): Minimum and Maximum Charge	Monthly	Charge per $1,000 of the amount for which we are at risk:(4) Highest: $83.34 Lowest: $.01
Charge for a Representative Investor (male age 35 at issue; preferred elite non-tobacco user risk class)	Monthly	Representative: $0.12(5)
Mortality and Expense Risk Fees	Monthly		Annual % of your value in our variable investment options and the MSO (if applicable)(6)
Policy Year
		1-10	1.00%
		11+	0.50%
Administrative Expenses(1)(2)	Monthly	(1)	Policy Amount Year Deducted
1 $15(7) 2+ $10(7)

plus
		(2)	Charge per $1,000 of the initial base policy face amount Highest: $2.03 Lowest: $0.10 Representative: $0.14(8)
Loan Interest Spread(9)	On each policy anniversary (or on loan termination, if earlier)	1% of loan amount.
Optional Benefit Charges†:
Charitable Legacy Rider	N/A	No additional charge.
Disability Deduction Waiver(1)	Monthly (while the rider is in effect)	Percentage of all other monthly charges: Highest: 132% Lowest: 7% Representative: 12%(5)
Disability Waiver of Premium or Monthly Deductions(1) (Initial base policy face amount(10))	Monthly (while the rider is in effect)	Charge per $1,000 of benefit for which such rider is purchased:(11) Highest: $0.60 Lowest: $0.01 Representative: $0.06(5)
Disability Waiver of Premium or Monthly Deductions(1) (Long-Term Care ServicesSM Rider)	Monthly (while the rider is in effect)	Charge per $1,000 of benefit for which such rider is purchased:(11) Highest: $0.02 Lowest: $0.0009 Representative: $0.003(5)

Information About Fees

Periodic Charges Other Than Annual Portfolio Company Expenses
Charge	When Charge is Deducted	Amount Deducted
Long-Term Care ServicesSM Rider(1)(2)	Monthly

Charge per $1,000 of the amount for which we are at risk:(12)

With the optional Nonforfeiture Benefit:

Highest: $2.94

Lowest: $0.25

Representative: $0.53(13)

Without the optional Nonforfeiture Benefit:

Highest: $2.67

Lowest: $0.22

Representative: $0.49(13)

Policy Continuation Rider	Once - on the date the rider is exercised.

The charge is equal to the policy account value on the date of exercise, multiplied by the Policy Continuation Charge Rate:

Maximum rate for policy with guideline premium test: 5%

Maximum rate for policy with cash value accumulation test: 19.40%(14)

Cash Value Plus Rider	Monthly (while the rider is in effect)	Charge per $1,000 of the initial base policy face amount: $0.04
Adding Living Benefits Rider	At the time of the transaction	$100 (if elected after policy issue)
Exercising Living Benefits Rider	At the time of the transaction	$250

(1)

This charge varies based on individual characteristics of the insured, and for the Long-Term Care ServicesSM Rider on the benefit percentage you choose, and may not be representative of the charge that you will pay. In particular, the initial amount of the surrender charge depends on each insured’s specific characteristics. Your financial professional can provide you with more information about these charges as they relate to the insured’s particular characteristics. See “Deducting policy charges” under “More information about certain policy charges” in the policy prospectus.

(2)	Not applicable after the insured person reaches age 121.
(3)	Insured persons who present particular health, occupational or vocational risks may be charged other additional charges as specified in their policies.
(4)	Our amount “at risk” is the difference between the amount of death benefit and the policy account value as of the deduction date.
(5)	This representative amount is the rate we guarantee in the first policy year for a representative insured male age 35 at issue in the preferred elite non-tobacco user risk class.
(6)	For more information about the MSO, please refer to the supplement accompanying this summary prospectus and the separate MSO prospectus.
(7)

Not applicable if the minimum face amount stated in your policy is $10,000. Please see “Your policy’s face amount” under “About your life insurance benefit” in “Risk/ benefit summary: Policy features, benefits and risks” in the policy prospectus.

(8)	This representative amount is the rate we guarantee for a representative insured male age 35 at issue in the preferred elite non-tobacco user risk class.
(9)

We charge interest on policy loans but credit you with interest on the amount of the policy account value we hold as collateral for the loan. The rate is the greater of (a) 2.0% or (b) the “Monthly Average Corporate” yield published by Moody’s Corporate Bond Yield Averages for the month that ends two months before the interest rate is set. The loan interest spread is the excess of the interest rate we charge over the interest rate we credit, which will not exceed 1%. For more information on the maximum rate see “Borrowing from your policy — Loan interest we charge” in “Accessing your money” in the policy prospectus.

(10)

The monthly charges corresponding to the base policy will be adjusted proportionately to any face amount reduction made at your request or resulting from a partial withdrawal under death benefit Option A.

(11)

Amount charged equals the total sum of Disability Waiver of Premium or Monthly Deductions rider charges corresponding to the base policy and any Long-Term Care ServicesSM Rider that you have added to your policy.

(12)

Our amount “at risk” for this rider depends on the death benefit option and acceleration percentage (if applicable) selected under the policy. See “More information about policy features and benefits — Long-Term Care ServicesSM Rider” in the policy prospectus.

(13)

This representative amount is the rate we guarantee in any policy year while the rider is in effect for a representative insured male age 35 at issue in the preferred elite non-tobacco user risk class.

(14)	This is the maximum rate for an insured person who has attained age 75. The rate declines each year based on attained age.

Information About Fees

The next item shows the minimum and maximum total operating expenses charged by the Portfolios that you may pay periodically during the time that you own the Policy. A complete list of Portfolios available under the Policy, including their annual expenses, may be found in Appendix “Investment options available under the policy”.

Annual Portfolio Company Expenses	Minimum	Maximum
Total Annual Portfolio Operating Expenses before the effect of Expense Limitation Arrangements (expenses that are deducted from Portfolio asset, including management fees, distribution and/or service (12b-1) fee, and other expenses)(1)	___%	___%
Total Annual Portfolio Operating Expenses after the effect of Expense Limitation Arrangements(1)	___%	___%

(1)

“Total Annual Portfolio Operating Expenses” are for the year ended December 31, 2020 and may be based, in part, on estimated amounts of such expenses. Pursuant to a contract, Equitable Investment Management Group, LLC has agreed to make payments or waive its management, administrative and other fees to limit the expenses of certain affiliated Portfolios through April 30, 2022 (“Expense Limitation Arrangement”) (unless the Trust’s Board of Trustees consents to an earlier revision or termination of this agreement). The Expense Limitation Arrangement may be terminated by Equitable Investment Management Group, LLC at any time after April 30, 2022. The range of expenses in the table above does not include the effect of any Expense Limitation Arrangement. The Expense Limitation Arrangement does not apply to unaffiliated Portfolios. The range of expense in the table below includes the effect of the Expense Limitation Arrangements.

Information About Fees

Appendix: Investment options available under the policy

The following is a list of Investment Options available under the policy. More information about the Investment Options is available in the prospectuses for the Investment Options, which may be amended from time to time and can be found online at http://equitable-funds.com/SelectFunds.aspx. You can request this information at no cost by calling 1-800-777-6510 (for U.S. residents) or 1-704-341-7000 (outside of the U.S.) or by sending an email request to life-service@equitable.com.

Average Annual Total Returns (as of 12/31/2021)
PORTFOLIO TYPE Portfolio Company	Investment Adviser (and Sub-Adviser(s), as applicable)	Current Expenses	1 year	5 year	10 year
ASSET ALLOCATION
1290 VT DoubleLine Dynamic Allocation	Equitable Investment Management Group, LLC (“EIMG”); DoubleLine Capital LP	[ ]	[ ]	[ ]	[ ]
EQ/Aggressive Allocation*	EIMG	[ ]	[ ]	[ ]	[ ]
EQ/All Asset Growth Allocation	EIMG	[ ]	[ ]	[ ]	[ ]
EQ/Conservative Allocation*	EIMG	[ ]	[ ]	[ ]	[ ]
EQ/Conservative Plus Allocation*	EIMG	[ ]	[ ]	[ ]	[ ]
EQ/Moderate Allocation*	EIMG	[ ]	[ ]	[ ]	[ ]
EQ/Moderate Plus Allocation*	EIMG	[ ]	[ ]	[ ]	[ ]
EQUITY
1290 VT Equity Income	EIMG; Barrow, Hanley, Mewhinney & Strauss LLC	[ ]	[ ]	[ ]	[ ]
1290 VT GAMCO Small Company Value	EIMG; GAMCO Asset Management, Inc.	[ ]	[ ]	[ ]	[ ]
1290 VT Small Cap Value	EIMG; BlackRock Investment Management, LLC; Horizon Kinetics Asset Management, LLC	[ ]	[ ]	[ ]	[ ]
1290 VT Socially Responsible	EIMG; BlackRock Investment Management, LLC	[ ]	[ ]	[ ]	[ ]
EQ/AB Small Cap Growth	EIMG; AllianceBernstein L.P.	[ ]	[ ]	[ ]	[ ]
EQ/American Century Mid Cap Value	EIMG; American Century Investment Management, Inc.	[ ]	[ ]	[ ]	[ ]
EQ/BlackRock Basic Value Equity	EIMG; BlackRock Investment Management, LLC	[ ]	[ ]	[ ]	[ ]
EQ/ClearBridge Large Cap Growth	EIMG; ClearBridge Investment, LLC	[ ]	[ ]	[ ]	[ ]
EQ/Common Stock Index	EIMG; AllianceBernstein L.P.	[ ]	[ ]	[ ]	[ ]
EQ/Equity 500 Index	EIMG; AllianceBernstein L.P.	[ ]	[ ]	[ ]	[ ]
EQ/Franklin Rising Dividends	EIMG; Franklin Advisers, Inc.	[ ]	[ ]	[ ]	[ ]
EQ/Goldman Sachs Mid Cap Value	EIMG; Goldman Sachs Asset Management, L.P.	[ ]	[ ]	[ ]	[ ]
EQ/International Core Managed Volatility*	EIMG; BlackRock Investment Management, LLC; EARNST Partners, LLC; Federated Global Investment Management Corp.; Massachusetts Financial Services Company d/b/a MFS Investment Management	[ ]	[ ]	[ ]	[ ]

Appendix: Investment options available under the policy

Average Annual Total Returns (as of 12/31/2021)
PORTFOLIO TYPE Portfolio Company	Investment Adviser (and Sub-Adviser(s), as applicable)	Current Expenses	1 year	5 year	10 year
EQ/Invesco Comstock	EIMG; Invesco Advisers, Inc.	[ ]	[ ]	[ ]	[ ]
EQ/Janus Enterprise	EIMG; Janus Capital Management LLC	[ ]	[ ]	[ ]	[ ]
EQ/JPMorgan Value Opportunities	EIMG; J.P. Morgan Investment Management Inc.	[ ]	[ ]	[ ]	[ ]
EQ/Large Cap Core Managed Volatility*	EIMG; BlackRock Investment Management, LLC; Capital International, Inc.; Thornburg Investment Management, Inc.; Vaugh Nelson Investment Management	[ ]	[ ]	[ ]	[ ]
EQ/Large Cap Growth Index	EIMG; AllianceBernstein L.P.	[ ]	[ ]	[ ]	[ ]
EQ/Large Cap Growth Managed Volatility*	EIMG; BlackRock Investment Management, LLC; HS Management Partners, LLC; Loomis Sayles & Company, L.P.; Polen Capital Management, LLC; T. Rowe Price Associates, Inc.	[ ]	[ ]	[ ]	[ ]
EQ/Large Cap Value Index	EIMG; AllianceBernstein L.P.	[ ]	[ ]	[ ]	[ ]
EQ/Loomis Sayles Growth	EIMG; Loomis, Sayles & Company, L.P.	[ ]	[ ]	[ ]	[ ]
EQ/MFS Mid Cap Focused Growth	EIMG; Massachusetts Financial Services Company d/b/a MFS Investment Management	[ ]	[ ]	[ ]	[ ]
EQ/Mid Cap Index	EIMG; AllianceBernstein L.P.	[ ]	[ ]	[ ]	[ ]
EQ/Mid Cap Value Managed Volatility*	EIMG; BlackRock Investment Management, LLC; Diamond Hill Capital Management, Inc.; Wellington Management Company, LLP	[ ]	[ ]	[ ]	[ ]
EQ/Morgan Stanley Small Cap Growth	EIMG; BlackRock Investment Management, LLC; Morgan Stanley Investment Management Inc.	[ ]	[ ]	[ ]	[ ]
EQ/Small Company Index	EIMG; AllianceBernstein L.P.	[ ]	[ ]	[ ]	[ ]
EQ/T. Rowe Price Growth Stock	EIMG; T. Rowe Price Associates, Inc.	[ ]	[ ]	[ ]	[ ]
Fidelity® VIP Growth & Income Portfolio	EIMG; Fidelity Management & Research Company (FMR)	[ ]	[ ]	[ ]	[ ]
Fidelity® VIP Mid Cap Portfolio	EIMG; Fidelity Management & Research Company (FMR)	[ ]	[ ]	[ ]	[ ]
Franklin Small Cap Value VIP Fund	EIMG; Franklin Mutual Advisers, LLC	[ ]	[ ]	[ ]	[ ]
Ivy VIP Small Cap Growth	EIMG; Ivy Investment Management Company (IIMC)	[ ]	[ ]	[ ]	[ ]
Multimanager Aggressive Equity	EIMG; 1832 Asset Management U.S. Inc.; AllianceBernstein L.P.; ClearBridge Investments, LLC; T. Rowe Price Associates, Inc.; Westfield Capital Management Company, L.P.	[ ]	[ ]	[ ]	[ ]
T. Rowe Price Equity Income Portfolio II	EIMG; T. Rowe Price Associates, Inc.	[ ]	[ ]	[ ]	[ ]
INTERNATIONAL/GLOBAL STOCKS
1290 VT Low Volatility Global Equity	EIMG	[ ]	[ ]	[ ]	[ ]
1290 VT SmartBeta Equity	EIMG; AXA Rosenberg Investment Management, LLC	[ ]	[ ]	[ ]	[ ]

Appendix: Investment options available under the policy

Average Annual Total Returns (as of 12/31/2021)
PORTFOLIO TYPE Portfolio Company	Investment Adviser (and Sub-Adviser(s), as applicable)	Current Expenses	1 year	5 year	10 year
American Funds Insurance Series® Global Small Capitalization Fund	EIMG; Capital Research and Management Company	[ ]	[ ]	[ ]	[ ]
American Funds Insurance Series® New World Fund®	EIMG; Capital Research and Management Company	[ ]	[ ]	[ ]	[ ]
EQ/Emerging Markets Equity PLUS	EIMG; AllianceBernstein L.P.; EARNST Partners, LLC	[ ]	[ ]	[ ]	[ ]
EQ/International Equity Index	EIMG; AllianceBernstein L.P.	[ ]	[ ]	[ ]	[ ]
EQ/International Value Managed Volatility*	EIMG; BlackRock Investment Management, LLC; Harris Associates L.P.	[ ]	[ ]	[ ]	[ ]
EQ/Invesco Global	EIMG; Invesco Advisers, Inc.	[ ]	[ ]	[ ]	[ ]
EQ/MFS International Growth	EIMG; Massachusetts Financial Services Company d/b/a MFS Investment Management	[ ]	[ ]	[ ]	[ ]
EQ/MFS International Intrinsic Value	EIMG; Massachusetts Financial Services Company d/b/a MFS Investment Management	[ ]	[ ]	[ ]	[ ]
Templeton Developing Markets VIP Fund	EIMG; Templeton Asset Management Ltd.	[ ]	[ ]	[ ]	[ ]
SPECIALTY
1290 VT Convertible Securities	EIMG; Palisade Capital Management, L.L.C.	[ ]	[ ]	[ ]	[ ]
1290 VT Energy	EIMG	[ ]	[ ]	[ ]	[ ]
1290 VT GAMCO Mergers & Acquisitions	EIMG; GAMCO Asset Management, Inc.	[ ]	[ ]	[ ]	[ ]
1290 VT Natural Resources	EIMG; AllianceBernstein L.P.	[ ]	[ ]	[ ]	[ ]
EQ/Invesco Global Real Estate	EIMG; Invesco Advisers, Inc.; Invesco Asset Management Ltd.	[ ]	[ ]	[ ]	[ ]
EQ/T. Rowe Price Health Sciences	EIMG; T. Rowe Price Associates, Inc.	[ ]	[ ]	[ ]	[ ]
Multimanager Technology	EIMG; AllianceBernstein L.P.; Allianz Global Investors U.S. LLC; Wellington Management Company, LLC	[ ]	[ ]	[ ]	[ ]
PIMCO CommodityRealReturn® Strategy Portfolio	EIMG; Pacific Investment Management Company LLC	[ ]	[ ]	[ ]	[ ]
Templeton Global Bond VIP Fund	EIMG; Franklin Mutual Advisers, LLC	[ ]	[ ]	[ ]	[ ]
FIXED INCOME
1290 VT DoubleLine Opportunistic Bond	EIMG; DoubleLine Capital LP	[ ]	[ ]	[ ]	[ ]
EQ/Core Bond Index	EIMG; SSgA Funds Management, Inc.	[ ]	[ ]	[ ]	[ ]
EQ/Franklin Strategic Income	EIMG; Franklin Advisers, Inc.	[ ]	[ ]	[ ]	[ ]
EQ/PIMCO Global Real Return	EIMG; Pacific Investment Management Company LLC	[ ]	[ ]	[ ]	[ ]
EQ/PIMCO Real Return	EIMG; Pacific Investment Management Company LLC	[ ]	[ ]	[ ]	[ ]
EQ/PIMCO Total Return	EIMG; Pacific Investment Management Company LLC	[ ]	[ ]	[ ]	[ ]
EQ/PIMCO Ultra Short Bond	EIMG; Pacific Investment Management Company LLC	[ ]	[ ]	[ ]	[ ]
Ivy VIP High Income	EIMG; Ivy Investment Management Company (IIMC)	[ ]	[ ]	[ ]	[ ]
Lord Abbett Bond Debenture Portfolio (VC)	EIMG; Lord, Abbett & Co. LLC	[ ]	[ ]	[ ]	[ ]

Appendix: Investment options available under the policy

Average Annual Total Returns (as of 12/31/2021)
PORTFOLIO TYPE Portfolio Company	Investment Adviser (and Sub-Adviser(s), as applicable)	Current Expenses	1 year	5 year	10 year
CASH/CASH EQUIVALENT
EQ/Money Market(**)	EIMG; BNY Mellon Investment Advisers, Inc.	[ ]	[ ]	[ ]	[ ]
*

Indicates the EQ Managed Volatility Portfolios that include the EQ volatility management strategy as part of their investment objective and/or principal investment strategy, and the EQ Fund of Fund Portfolios that invest in other Portfolios that use the EQ volatility management strategy.

(**)

The Portfolio operates as a “government money market fund.” The Portfolio will invest at least 99.5% of its total assets in U.S. government securities, cash, and/or repurchase agreements that are fully collateralized by U.S. government securities or cash.

Appendix: Investment options available under the policy

Back Cover Page

Equitable OptimizerSM

Issued by

Equitable Financial Life Insurance Company

1290 Avenue of the Americas

New York, NY 10104

(212) 554-1234

We have filed with the Securities and Exchange Commission a Prospectus and a Statement of Additional Information (“SAI”) that include additional information about the policy, the Company and Separate Account FP. The Prospectus and SAI are incorporated by reference into this summary prospectus. The Prospectus and SAI are available free of charge. To request a copy of either document, to ask about your contract, or to make other investor inquiries, please call 1-800-777-6510 (for U.S. residents) or 1-704-341-7000 (outside of the U.S.). The Prospectus and SAI are also available at our website, www.equitable.com.

SEC Contract Identifier: